Exhibit 10.11
CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.

12385 TOWNSHIP ROAD 215, FINDLAY, OH 45840 877.298.5853 | www.oneenergy.com

July 1, 2024
Heidi Tinnesand
[***]
Dear Ms. Tinnesand,
On behalf of One Energy Enterprises Inc. (One Energy), it is our pleasure to extend an offer of employment to you as Executive Vice President & Head of Project Planning. This position will begin on a mutually agreed upon date and time and will report directly to Jereme Kent, CEO. We are all very excited to have you be part of our organization.
This is a salaried position with an expected work week of no less than 40 hours. This position will be classified as an “exempt” position under the FLSA (Fair Labor Standards Act). Your initial compensation package includes an annual salary of $333,000 (payable bi-weekly) with eligibility to participate in our Employee Equity Plan and executive bonus pool (which is being established). One Energy will also provide you with up to a $25,000 reimbursement for relocation expenses. This is subject to deductions for taxes and other withholdings as required by law or the policies of the company.
If, for any reason other than fraud or malicious acts on your part, we, or you, end your employment during the first 12 months we agree to pay you three months of your base salary as severance.
As you know, the Company is in the process of going public through a deSPAC merger. That transaction is expected to close in Q3, 2024. Once this process is complete the Board of Directors and the Compensation Committee will formally put into place a public company executive compensation package. We estimate that you will be given a target cash bonus of 40% of your base salary with a maximum cash bonus of 100% and that you will be given a target equity bonus of 75% of your base salary with a maximum equity bonus of 150% of your base salary. This is subject to change and to the approval of the Compensation Committee post-merger.
Additional benefits include fully covered medical, dental, vision, short-term disability, long-term disability, and life insurance. Options for additional life insurance are also available. You will also have an opportunity to participate in a retirement plan with up to a 5% matching option. We will supply you with the technology required based on your specific job functions including computer and phone, and other benefits as the company sees fit. A summary of One Energy’s current benefits, which are subject to change, is attached.
In accepting our offer of employment, you certify your understanding that your employment will be on an “At Will” basis, and that neither you nor One Energy has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with One Energy at any time, with or without cause or advance notice. Likewise, One Energy has the right to alter your job duties, change your compensation, or to terminate your employment at any time, with or without cause or advance notice. All employees at One Energy, including you, are subject to One Energy’s Employee Drug and Alcohol Policy. For the purposes of the Drug and Alcohol policy your position is not considered critical. Additionally, if you accept, we will provide you with a separate consent form authorizing us to conduct a pre-employment background check on you. This offer is contingent on you passing the background check.

You acknowledge that this offer letter represents the entire agreement between you and One Energy and that no verbal or written agreements, promises, or representations that are not specifically stated in this offer, are or will be binding upon One Energy. If you are in agreement with this offer, please sign below and return at your earliest convenience. Please advise if you have any questions or concerns regarding this offer letter.
Respectfully,
Jereme Kent
CEO
One Energy Enterprises Inc.

Signature Page:

/s/ Jereme Kent	/s/ Heidi Tinnesand
One Energy Representative	Heidi Tinnesand

July 15, 2024	July 7, 2024
Date	Date
Enclosures:
Employee Benefits Summary

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